UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report:   (Date of Earliest Event Reported) May 16, 2014 (May 15, 2014)

PANHANDLE OIL AND GAS INC.

(Exact name of registrant as specified in its charter)

OKLAHOMA	001-31759	73-1055775
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

5400 North Grand Blvd.,
Suite 300
Oklahoma City, OK		73112
(Address of principal executive offices)		(Zip code)

(405) 948-1560
(Registrant’s telephone number including area code)

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐     Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act

☐     Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act

______________________________________________________________________________

ITEM 1.01   Enters Into A Material Definitive Agreement

Panhandle Oil and Gas Inc. (the “Company”) has signed an agreement to purchase a 16% non-operated working interest in 11,100 gross (1,775 net) acres located in the core of the Eagle Ford Shale oil window in LaSalle and Frio Counties, Texas.  The property is being purchased from private sellers at a price of $80,400,000 with an effective date of April 1, 2014, and is projected to close within 30 days.  The acquisition will be funded utilizing the Company’s bank credit facility.

The acreage is largely contiguous, entirely held by production and contains 58 producing wells (52 Eagle Ford, 5 Pearsall and 1 Buda), 6 Eagle Ford wells in the process of completion and 113 undeveloped Eagle Ford locations.  The property is wholly operated by Cheyenne Petroleum Company, a privately held Oklahoma City firm, which is developing the property with a one drilling rig program.

ITEM 9.01   Financial Statements and Exhibits

(d)    Exhibits

Exhibit
Number	Description
99.1	Press Release issued by Panhandle Oil and Gas Inc., dated May 15, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE OIL AND GAS INC.

By:  /s/ Michael C. Coffman

Michael C. Coffman,

President and CEO

DATE:    May 16, 2014

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release issued by Panhandle Oil and Gas Inc., dated May 15, 2014

EXHIBIT 99.1

PANHANDLE OIL AND GAS INC.

Reports Signing of Purchase and Sale Agreement for Eagle Ford Assets

OKLAHOMA CITY, May 15, 2014 - PR Newswire – PANHANDLE OIL AND GAS INC. (NYSE: PHX) today reported that it has signed an agreement to purchase a 16% non-operated working interest in 11,100 gross leasehold acres (1,775 net acres) located in the core of the Eagle Ford Shale oil window in LaSalle and Frio Counties, Texas for $80,400,000 from private sellers. The transaction is projected to close within 30 days and will have an effective date of April 1, 2014.  The acquisition will be funded utilizing the Company’s bank credit facility.

The acreage block is largely contiguous and entirely held by production, containing 58 producing wells (52 Eagle Ford, 5 Pearsall, and 1 Buda), 6 Eagle Ford wells currently being completed and 113 undeveloped Eagle Ford locations.  This property is currently being developed with a one drilling rig program by the operator, privately held Cheyenne Petroleum Company, a well-financed Oklahoma City company, which has a highly qualified technical team in place to efficiently develop this asset.

Estimated net proved developed reserves, based on April 1, 2014, SEC pricing, are approximately 1,720,000 barrels of oil, 1,730,000 mcf of gas and 297,000 barrels of NGL.  Reserves for the 113 undeveloped locations, which are projected to have an average effective lateral length of approximately 7000’, are estimated to be 5,570,000 barrels of oil, 4,580,000 mcf of gas and 789,000 barrels of NGL.

Michael C. Coffman, President and CEO, said: “We are very pleased to be in a position to add this package of properties in the Eagle Ford Shale to Panhandle’s asset base.  These properties produced an average of 733 net equivalent barrels of oil per day (80% oil, 10% NGL and 10% natural gas) during the first calendar quarter of 2014.  Production volumes included two new Eagle Ford wells, which only produced the last 15 days of the quarter at a combined rate of 1,166 Boe/day gross or 139 Boe/day net.  Another six new Eagle Ford wells have been drilled and are expected to begin producing this month at a first 30-day average gross rate of approximately 500 Boe/day per well or a total of approximately 350 Boe/day of additional net production. This transaction will significantly increase Panhandle’s current oil production, which is approximately 720 barrels per day.

“In addition, the acquisition is projected to be accretive to fiscal year 2014 earnings and is expected to continue to generate significant shareholder value for many years.

“In our estimation, the Eagle Ford is the premier oil resource play in the country.  The Eagle Ford has infrastructure in place to move oil by pipeline to the Gulf Coast and enjoys reasonable year-round weather conditions. In addition, a number of large companies are studying and applying new technologies to the play.”

Paul F. Blanchard, Senior Vice-President and COO, said: “This is a tremendous opportunity for Panhandle to add material oil reserves to our portfolio in the core of one of the most prolific oil fields in the world, with the infrastructure already in place to efficiently develop and market those reserves.  We believe that continued technological innovation will only add to the ability to efficiently recover more of the oil in place from the vast resource.  In addition to the Eagle Ford, the property may have future development potential in the Pearsall, Buda and Austin Chalk formations.”

Panhandle Oil and Gas Inc. (NYSE-PHX) is engaged in the exploration for and production of natural gas and oil.  Additional information on the Company can be found at www.panhandleoilandgas.com.

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